Exhibit 99.1

For Immediate Release

Caliper Life Sciences Reports Third Quarter 2011 Results

- Revenue increased 24% to $36.9 million, including 16% organic growth -

- Non-GAAP EBITDA increased 128% to $4.0 million -

HOPKINTON, Mass., November 3, 2011 — Caliper Life Sciences, Inc. (NASDAQ: CALP), today reported its financial results for the third quarter ended September 30, 2011.  Third quarter revenue increased 24% to $36.9 million from $29.7 million in the same period in 2010.  Organic revenue, which excludes the effects of acquisitions, divestitures and currency changes, grew by 16% over the third quarter of 2010 and 21% on a year-to-date basis.  Caliper reported a third quarter net loss of $0.01 per share compared to net loss per share of $0.03 in the same period of 2010.  On a non-GAAP basis, Caliper reported third quarter adjusted earnings of $1.9 million, or $0.03 per diluted share compared to adjusted earnings of $0.6 million, or $0.01 per diluted share in the same period of 2010.  EBITDA increased 128% to $4.0 million in the third quarter from $1.7 million in the third quarter of 2010.

Please refer to the tables included under “Reconciliation of GAAP to Non-GAAP Financial Measures” for itemized reconciliations between GAAP and non-GAAP financial measures appearing in this release.

Among recent business highlights:

•                  On September 7, 2011, Caliper entered into a definitive merger agreement with PerkinElmer, Inc. (NYSE: PKI), a leading company focused on improving the health and safety of people and the environment.  Caliper stockholders will receive $10.50 per share in cash for a total net purchase price of approximately $600 million.  The merger remains subject to approval by Caliper’s stockholders, and is expected to be completed on November 7, 2011.

•                  On October 24, 2011, Caliper and DxTerity Diagnostics announced a co-development and co-marketing strategic collaboration that will allow researchers to perform DxTerity’s NEAT multiplex diagnostic assays on Caliper’s LabChip® Dx platform.  DxTerity’s NEAT assays allow “bleed-to-read” analysis of gene expression and detection of single nucleotide polymorphisms (SNPs) directly from blood or tissue samples, virtually eliminating complex sample preparation processes.  Caliper’s future LabChip Dx instruments will include specific diagnostic identification, scoring and reporting software developed in collaboration with DxTerity.

•                  On August 31, 2011, Caliper announced the availability of the IVIS® Spectrum® CT, a breakthrough preclinical imaging system that integrates advanced optical imaging and low dose microCT (micro computed tomography) into a single instrument.  Advance orders already received for Spectrum CT will begin to ship in the fourth quarter of 2011.

“We are pleased with our third quarter financial results and our continued strong momentum going into the fourth quarter.  We cannot be happier with the rapid adoption of our products, technologies and services stemming from our efforts over the past eight years to commercialize disruptive technologies for revolutionizing and personalizing medicine and improving overall human health,” commented Kevin Hrusovsky, President and CEO of Caliper Life Sciences.  “We look forward to the completion of the merger with PerkinElmer, which we expect will further accelerate the adoption and penetration of our innovative offerings and will provide us with greater resources to further develop our unique and innovative pipeline of new technologies and products.  Our strategy is gaining momentum and we expect the PerkinElmer merger to further catalyze our profitable growth for many years to come,” added Hrusovsky.

Analysis of Third Quarter 2011 Results

•                       Revenue increased 24% in the third quarter of 2011 compared to the same period in 2010, comprised of 16% organic growth, 6% acquisition-driven growth and 2% favorable currency benefit.  Revenue growth for each of Caliper’s three principal business units was as follows:

•                  Research revenue grew 42%, comprised of microfluidics (LabChip) and automation product line growth of 48% and 32%, respectively.  Both LabChip and automation performance was driven by end market demand for Caliper’s products for next generation sequencing sample preparation and quality control applications.  Revenue from instrument services increased by 14% and microfluidic license and royalty revenues increased by 73% during the third quarter, contributing to the business unit’s overall performance.

•                  Imaging revenue grew 12% driven primarily by tissue imaging product line revenues of Cambridge Research & Instrumentation Inc. (CRi), which Caliper acquired in December 2010.  In vivo imaging revenue decreased approximately 1% primarily due to changes in product and channel mix that resulted in a lower average selling price per instrument sold during the third quarter; however, this impact was partially offset by service and license revenue growth.

•                  Services (CDAS) revenue grew 3% primarily attributable to increased government revenues from CDAS’ contract with the Environmental Protection Agency (EPA) under the EPA’s ToxCast™ screening program, which were partially offset by lower commercial service revenues.

•                       Total gross margin was relatively flat at 53% compared to the third quarter of 2010.  Product gross margins increased 2 percentage points as a result of volume and product mix improvements.  However, the product gross margin improvement was offset by decreases in service gross margins, due to increased investment in personnel costs to support incremental revenue growth, and contract and license gross margins, due to higher third-party royalties and sublicense fees.

•                       Operating expenses (research and development, and selling, general and administrative costs) increased 21% to $18.7 million, from $15.5 million in the same period in 2010.  Approximately 40% of the increase was attributable to incremental operating expenses incurred as a result of the addition of CRi’s operations.  Another 40% of the increase related to transaction expenses incurred in connection with Caliper’s planned merger with PerkinElmer, and the remaining 20% of the expense increase resulted primarily from increased investment in sales and marketing efforts, net of lower litigation expenses incurred in the third quarter.

Use of Non-GAAP Financial Measures

Caliper supplements its GAAP financial reporting with certain non-GAAP financial measures. Reconciliations of Caliper’s GAAP to non-GAAP revenue and earnings per share are provided at the end of this release under “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Certain revenue growth percentages in this press release are derived from non-GAAP revenues which exclude the impact of revenue from product and services lines which were divested in the second quarter of 2010.  Caliper believes that providing this additional information enhances investors’ understanding of the financial performance of the Company’s operations and increases the comparability of its current financial statements to prior periods.

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently. Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results, enabling the translation of those results into cures for human disease. Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation & liquid handling, optical imaging technologies, and discovery & development outsourcing solutions. For more information please visit www.caliperLS.com.

The statements in this press release regarding future events, including Caliper’s statements concerning strong momentum going in to the fourth quarter of 2011,  its belief that the merger with PerkinElmer will be approved by Caliper’s stockholders and will close on November 7, 2011, the expectation that the merger with PerkinElmer will further accelerate the adoption and penetration of our innovative offerings and will provide Caliper with greater resources to further develop its unique and innovative pipeline of new technologies and products, and the expectation that the PerkinElmer merger will further catalyze Caliper’s profitable growth for many years to come are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including that (i) Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers declines, if customers do not purchase Caliper’s products as rapidly as Caliper believes that they will, if competitors introduce new competitive products, or if Caliper is unable to convince potential customers regarding the superior performance of its microfluidic and imaging systems and products, and (ii) Caliper’s stockholders may not vote to approve the pending merger with PerkinElmer, Inc.   Further information on risks faced by Caliper are detailed under the caption “Risks Related To Our Business” in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2010. Our filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release.

Additional Information and Where to Find It

In connection with the proposed merger with PerkinElmer, Caliper filed a Definitive Proxy Statement and a form of proxy on Schedule 14A on October 4, 2011 and other related materials with the SEC, including a supplement to the Definitive Proxy Statement filed on October 26, 2011.  The Definitive Proxy Statement and a form of proxy were first mailed to the stockholders of Caliper on or about October 5, 2011.  BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, ALL RELATED SUPPLEMENTS AND AMENDMENTS  AND ALL OTHER RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN (AND WILL CONTAIN) IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED MATTERS.  Investors and stockholders may obtain free copies of the Definitive Proxy Statement (and other related materials when they become available) as well as other documents filed with the SEC by Caliper through the SEC’s website at http://www.sec.gov.  Investors and stockholders also may obtain free copies of the documents Caliper files with the SEC by going to the “Investors” section of Caliper’s website at www.caliperls.com.  Caliper’s website address is provided as an inactive textual reference only.  The information provided on Caliper’s website is not part of this press release, and therefore is not incorporated by reference.

Participants in the Solicitation

Caliper and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Caliper in connection with the proposed merger.  Information regarding the interests of Caliper’s directors and executive officers and their ownership of Caliper common stock is included in the Definitive Proxy Statement under “The Merger — Interests of Caliper’s Directors and Executive Officers in the Merger” and “Security Ownership of Certain Beneficial Owners and Management.”  Additional information regarding these directors and executive officers is also included in Caliper’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 26, 2011.

NOTE:  Caliper, LabChip, IVIS and Spectrum are registered trademarks of Caliper Life Sciences, Inc.  CRi is a registered trademark of Cambridge Research & Instrumentation, Inc., a wholly owned subsidiary of Caliper Life Sciences, Inc.  ToxCast is a trademark of the Environmental Protection Agency.  PerkinElmer is a registered trademark of PerkinElmer, Inc.

Contacts:

Peter F. McAree

SVP and Chief Financial Officer

774.278.2215

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

(unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Product revenue	$25,542	$20,066	$77,196	$60,920
Service revenue	7,484	6,590	21,539	17,013
License fees and contract revenue	3,922	3,090	12,374	9,514

Total revenue	36,948	29,746	111,109	87,447

Costs and expenses:
Cost of product revenue	12,533	10,179	39,030	30,575
Cost of service revenue	4,053	3,270	11,665	9,778
Cost of license revenue	681	478	2,297	1,404
Research and development	5,583	4,416	16,484	13,061
Selling, general and administrative	13,073	11,046	40,336	32,650
Amortization of intangible assets	1,442	1,169	5,386	3,648
Restructuring charges (credits), net	(6)	741	2,257	1,375

Total costs and expenses	37,359	31,299	117,455	92,491

Operating loss	(411)	(1,553)	(6,346)	(5,044)
Interest expense, net	(49)	(75)	(133)	(277)
Gain (loss) on divestiture	—	(37)	—	11,387
Other income (expense), net	(247)	320	155	(69)
Benefit (provision) for income taxes	(75)	35	(291)	(288)

Net income (loss)	$(782)	$(1,310)	$(6,615)	$5,709

Net income (loss) per share, basic	$(0.01)	$(0.03)	$(0.13)	$0.11
Net income (loss) per share, diluted	$(0.01)	$(0.03)	$(0.13)	$0.11
Shares used in computing net income (loss) per common share, basic	53,810	50,277	52,766	49,945
Shares used in computing net income (loss) per common share, diluted	53,810	50,277	52,766	51,888

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

Non-GAAP Earnings per Share (see explanation of adjustments below)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

GAAP income (loss)	$(782)	$(1,310)	$(6,615)	$5,709
GAAP EPS - Basic	$(0.01)	$(0.03)	$(0.13)	$0.11
Adjustments:
Acquisition related intangible amortization (1)	$1,442	$1,169	$5,386	$3,648
Restructuring and severance costs (credits) (2)	(6)	741	2,257	1,375
Purchase accounting and acquisition related costs (3)	1,285	—	2,129	—
Gain on divestiture of product lines (4)	—	37	—	(11,387)
Taxes related to divestiture gain(4)	—	—	—	300
Total Adjustments	$2,721	$1,947	$9,772	$(6,064)

Per share effect of adjustments, basic	$0.04	$0.04	$0.19	$(0.12)
Non-GAAP adjusted earnings (loss)	$1,939	$637	$3,157	$(355)
Non-GAAP adjusted earnings (loss) per share, basic	$0.04	$0.01	$0.06	$(0.01)
Non-GAAP adjusted earnings (loss) per share, diluted	$0.03	$0.01	$0.06	$(0.01)

Shares used in computing non-GAAP adjusted earnings (loss) per share, basic	53,810	50,277	52,766	49,945
Shares used in computing non-GAAP adjusted earnings (loss) per share, diluted	58,762	51,888	57,065	51,888

We use the term “adjusted earnings per share” or “adjusted EPS” to refer to GAAP earnings per share excluding amortization of intangible assets, impairment charges and restructuring and severance costs.  Adjusted earnings per share is calculated by subtracting the total per share effect of these adjustments from GAAP EPS.

The adjustments are as follows:

(1)

We exclude amortization of intangible assets from this measure because intangible asset amortization charges do not represent what our management believes are the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

(2)

We exclude restructuring and severance costs from this measure because they tend to occur as a result of specific events such as acquisitions, divestitures, repositioning our business or other unusual events that could make comparisons of long-range trends difficult and are not reflective of our internal investments and the costs to support our operating structure.

(3)

We exclude purchase accounting adjustments and acquisition related costs from this measure because they occur as a result of specific events and are not reflective of our internal investments and the costs to support our operating structure. The costs within 2011 relate to costs incurred in connection with the pending acquisition by PerkinElmer, Inc., as well as costs related to the acquisition of CRi. The CRi costs consist of purchase accounting adjustments to value acquired inventory at fair value as well as a charge to terminate a CRi distributor relationship.

(4)

We exclude the net gain related to divestitures of product and service lines from this measure because they tend to occur as a result of specific events and also do not represent what our management and our investors believe are the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited) (continued)

GAAP Revenues (in thousands) for the Three Months Ended September 30

	2011	2010	% Chg.
Imaging	$16,174	$14,476	12%

LabChip	11,536	7,771	48%
Automation	6,885	5,219	32%
Research	18,421	12,990	42%

Services (CDAS)	2,353	2,280	3%
Total revenue	$36,948	$29,746	24%

Non-GAAP Revenues (in thousands) for the Nine Months Ended September 30

	GAAP		Non-GAAP Adjustments (1)	Non-GAAP	GAAP	Non-GAAP
	2011	2010	2010	2010	% Chg.	% Chg.
Imaging	$53,781	$42,768	$—	$42,768	26%	26%

LabChip	31,548	21,952	—	21,952	44%	44%
Automation	19,350	18,279	(3,609)	14,670	6%	32%
Research	50,898	40,231	(3,609)	36,622	27%	39%

Services (CDAS)	6,430	4,448	—	4,448	45%	45%
Total revenue	$111,109	$87,447	$(3,609)	$83,838	27%	33%

(1)

For purposes of comparing growth rates for each of the three principal product and service groups within of our business, the above non-GAAP table reconciliations exclude revenues related to the TurboVap and RapidTrace product lines divested in May 2010.

(2)	Currency effects contributed to the above Research growth rates by 4% and the above Imaging growth rates by 1% during the three and nine months ended September 30, 2011, respectively.

EBITDA (in thousands)

We use the term “EBITDA” to refer to GAAP earnings excluding interest, depreciation, amortization, non-cash stock compensation and other special items (e.g., restructuring charges).  The following is a reconciliation of this Non-GAAP measure:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

GAAP Operating Income (Loss)	$(411)	$(1,553)	$(6,346)	$(5,044)
Depreciation and amortization	2,157	1,762	7,421	5,470
Non-cash stock compensation	953	797	2,902	2,599
Purchase accounting and acquisition related costs	1,285	—	2,129	—
Restructuring and severance charges (credits)	(6)	741	2,257	1,375
EBITDA (Non-GAAP)	$3,978	$1,747	$8,363	$4,400

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)	*
Assets
Current assets:
Cash, cash equivalents and marketable securities	$47,307	$34,846
Accounts receivable, net	24,328	26,544
Inventories	16,998	14,004
Other current assets	3,566	2,916

Total current assets	92,199	78,310
Property and equipment, net	9,555	9,765
Intangible assets, net	22,410	27,797
Goodwill	27,958	27,958
Other assets	570	592

Total assets	$152,692	$144,422

Liabilities and stockholders’ equity
Current liabilities	$43,600	$42,404
Other long-term obligations	10,807	11,330
Stockholders’ equity	98,285	90,688

Total liabilities and stockholders’ equity	152,692	$144,422

*Note: Derived from audited financial statements for the year ended December 31, 2010.

###